Gibraltar Industries Appoints Sharon M. Brady
and James B. Nish as Directors, Completing Succession Plans

New Independent Directors Bring Additional Talent Development
and Finance/M&A Experience to Board

Appointments Temporarily Expand Board to 9 in Anticipation of
Planned Retirements of Directors Colombo and Sadler

Buffalo, NY, August 6, 2015 - Gibraltar Industries (NASDAQ: ROCK), a leading manufacturer and distributor of products for residential and industrial markets, today announced the appointment of Sharon M. Brady and James B. Nish as independent directors of the Company, effective immediately. The appointments of Brady and Nish will temporarily expand Gibraltar’s Board to nine members, in anticipation of the retirement of long-term directors William J. Colombo and Robert E. Sadler, Jr. during the next nine months.

These transitions are part of Gibraltar’s succession plan and further align the Company with best practices in corporate governance by decreasing the average tenure of its directors. Including Brady and Nish, Gibraltar has added six new board members during the past 18 months. In addition, as a result of the Company’s recent change to a de-classified board in line with best corporate governance practices, all directors will stand for annual election at the end of their current terms.

“We welcome Sharon Brady and James Nish as they broaden the diversity of perspectives and complement the range of capabilities on our board, as well as help guide Gibraltar in its transformation,” said William P. Montague, Chairman of the Board. “Sharon provides significant experience in global talent development, which will be critical to Gibraltar as it expands its worldwide operations while maintaining a strong corporate culture. We also look forward to benefiting from Jim’s financial acumen and deep M&A and capital markets experience as we grow the Company organically and through acquisitions. The addition of these two new independent directors continues our thoughtful, future-focused succession planning process for the organization.”

Sharon M. Brady is a Human Resources Executive with 36 years of leadership experience in the industrial manufacturing and retail sectors. From 2006 to 2014 she was Senior Vice President of Human Resources at Illinois Tool Works, Inc. (ITW), a Fortune 200 diversified industrial manufacturer. Prior to ITW, she progressed through a series of leadership roles for large cap companies in the manufacturing retail, and pharmaceutical industries. Throughout her career, Ms. Brady has led the implementation of leadership development frameworks. Her experience also includes executive compensation plans, governance processes, and strategies to support culture changes, including diversity initiatives. Ms. Brady is currently the executive director of Leading Women Executives, a leadership program to improve and sustain the advancement for women in the corporate world.

James B. Nish brings 28 years of experience in investment banking serving clients across a variety of international industrial manufacturing markets. From 2008 to 2012, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years. His experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. Mr. Nish, a Certified Public Accountant, is an adjunct professor at Baruch College and Pace University where he teaches both Undergraduate Business School and MBA program courses.

“On behalf of the Board of Directors, I would like to thank both Robert Sadler and William Colombo for their long-time service to the board and their strong dedication to Gibraltar,” said Montague. “Since 2003, both men have provided valuable insight in a number of critical areas as we reshaped the Company and prepared to advance Gibraltar to its next stage of growth and profitability. And further, we appreciate Bob’s and Bill’s willingness to stay on to complete the transition period for the newly appointed directors. We wish them well.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, England, Germany, China and Japan. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com